EXHIBIT 99.1

November 21, 2014	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS’ GEORGE E. DEESE TO RETIRE AS EXECUTIVE CHAIRMAN

AND SERVE AS NON-EXECUTIVE CHAIRMAN

THOMASVILLE, GA—Flowers Foods, Inc. (NYSE:FLO) announced today that consistent with the company’s management succession plan established by the board of directors five years ago, George E. Deese, age 68, will retire as executive chairman of the board at the end of 2014. Deese will become non-executive chairman of the board and will continue to be involved in the strategic direction of the company. The announcement came following a board meeting earlier today.

Allen L. Shiver will continue to serve as president and CEO. Shiver has been with the company for 36 years and was elected president in 2010 and CEO in 2013 when Deese moved to the position of executive chairman.

Commenting on the announcement, Deese said, “In 2013, the board asked that I serve as executive chairman while the company completed the integration of several major acquisitions and growth opportunities, including Tasty Baking, Lepage Bakeries, and the Hostess bread assets. We also wanted to ensure an orderly transition to the next generation of leadership for our company. I am confident in the integration progress of the acquisitions as well as the operations initiatives Allen and his team are pursuing.”

Deese said that Flowers Foods is well equipped to perform for its shareholders, customers, and team members in the years ahead. “Through many decades, we have invested in our bakeries, distribution networks, products, brands, and team to create competitive strengths,” he said. “Our priorities will be to deliver sales and earnings growth and to retain our position as the most efficient baker in our industry. Allen and his team will capitalize on and improve the operating strategies that have allowed our company to deliver significant value creation for our shareholders over the long term.”

Commenting on Deese’s more than 50-year career with Flowers, Shiver said, “George Deese is a natural leader with deep insight, outstanding judgment, and the highest level of integrity. He helped shape our strategies and led the team to deliver outstanding sales and earnings results. Flowers Foods and our shareholders benefitted greatly from George’s leadership and we are pleased he will continue as chairman of the board of directors.”

Deese joined Flowers’ sales department in 1964 and was successively promoted to higher levels of responsibility. He served for almost 20 years as president and chief operating officer of Flowers Bakeries, the company’s core business. Under his leadership, Flowers Foods grew from a strong regional baker to the second largest baking company in the United States.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States with annual sales of approximately $3.7 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to, (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; and (j) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Investor Contact: Marta Jones Turner (229) 227-2348

Media Contact: Mary A. Krier (229) 227-2333